EXHIBIT 10.17.2
RAYMOND JAMES FINANCIAL, INC.
AMENDMENT TO EMPLOYMENT AGREEMENT
THIS AMENDMENT TO EMPLOYMENT AGREEMENT, dated as of December 2, 2013 (this “Amendment”), is entered into by and between Raymond James Financial, Inc. (“Employer”) and John Carson (“Employee”). Employer and Employee are sometimes referred to herein as the “Parties”.
A.    The Parties previously entered into that certain Employment Agreement dated January 11, 2012 and amended and restated as of April 20, 2012 (the “Agreement”).
B.    The Parties desire to amend the Agreement to subject Employee’s 2014 Bonus to a performance metric and to extend the Agreement’s term.
NOW THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the Parties hereto agree as follows:
1.Term of Agreement. Section 1 of the Agreement is amended and restated in its entirety to read as follows (added language is underlined):
1. Employment Term. Employer agrees to employ Employee under the terms of this Agreement, and Employee agrees to be so employed, for a term commencing on the date of consummation of the Transaction and terminating on July 31, 2014 (“Employment Term”), for the purpose of Employee rendering services to Employer.
2.    2014 Bonus. Section 4 of the Agreement is amended and restated in its entirety to read as follows (added language is underlined):
4.    Compensation.
(a)    For services rendered under this Agreement, Employee shall receive a salary of $300,000 per annum and bonuses as follows for the Employment Term. For the period April through September 2012, Employee will be eligible for a guaranteed bonus of $100,000, and a bonus of $1.25 million subject to satisfaction of the Retained Revenue Performance Metric, both payable in November 2012. For the period October 2012 through September 2013, Employee shall receive a guaranteed bonus of $2.7 million (“2013 Bonus”), payable in November 2013. For the period October 2013 through June 2014, Employee shall receive a bonus of $1.35 million subject to satisfaction of the Pre‑Tax Income Metric (“2014 Bonus”), payable in July 2014. The salary and bonuses referenced above will be paid less any applicable deductions and withholdings. In addition, any bonus awards for 2012 and 2013 in excess of $250,000 shall be paid, in part, in RJF restricted stock units (RSU’s) subject to the price, vesting and other provisions of RJF’s 2012 Stock Incentive Plan then in effect. Furthermore, in order to receive any bonus awards, Employee must be in an “active working status at the time of payment of such bonus award. For purposes of this Agreement, “active working status” means that Employee has not been terminated (or been given notice of Employee’s termination) or resigned (or given notice of Employee’s resignation).
(b)    In addition to the salary, bonus and restricted stock opportunity described above, Employer shall provide Employee such other benefits as are routinely provided by Employer to similarly-situated employees (e.g., paid vacation, group health insurance, 401(k) plan).
(c)    For purposes of this Agreement, the “Retained Revenue Performance Metric” shall be deemed satisfied if, as determined by the Compensation Committee of Employer’s Board of Directors (the “Compensation Committee”), during Employee’s employment the “Retained Revenue” results for the lines of business identified in Sections 2.3(a)(i), (ii) and (iii) of the Stock Purchase Agreement in the aggregate equal or exceed for the performance period ending on the “Purchase Price Measurement Date” (as defined in the Stock Purchase Agreement) seventy-two percent (72%) of the “2011 Gross Revenues” as defined in Section 2.3(b) of the Stock Purchase Agreement.
(d)    For purposes of this Agreement, the “Pre-Tax Income Metric” shall be deemed satisfied if, as determined by the Compensation Committee, during Employee’s employment the Pre-Tax Income of the Fixed Income Division (i.e., Institutional Fixed Income and Public Finance) of the Employer is at least $20,000,000 for the period October 2013 through June 2014.
3.    Full Force and Effect. To the extent not expressly amended hereby, the Agreement shall remain in full force and effect.
4.    Entire Agreement. This Amendment and the Agreement constitute the full and entire understanding and agreement between the Parties with regard to the subjects hereof and thereof.
5.    Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs, personal representatives and permitted assigns.
6.    Counterparts. This Amendment may be signed in any number of counterparts and the signatures delivered by telecopy or email attachment, each of which shall be an original, with the same effect as if the signatures were upon the same instrument and delivered in person.
7.    Governing Law. This Amendment shall be construed in accordance with and this Amendment and any disputes or controversies related hereto shall be governed by the internal laws of the State of Delaware without giving effect to any conflicts of laws principles thereof that would apply the laws of any other jurisdiction.

8.    Amendment. Any provision of this Amendment may be amended or waived if, and only if, such amendment or waiver is in writing and signed in the case of an amendment, by all Parties to such agreement, or in the case of a waiver, by the Party against whom the waiver is to be effective.
(Remainder of page has been intentionally left blank)

IN WITNESS WHEREOF, the undersigned Parties have caused this Amendment to be executed as of the date first set forth above.

RAYMOND JAMES FINANCIAL, INC.

Date: December 2, 2013

By:     /s/ Paul C. Reilly
Name: Paul C. Reilly
Title: Chief Executive Officer

EMPLOYEE

Date: December 2, 2013

/s/ John Carson
John Carson

SIGNATURE PAGE TO AMENDMENT TO EMPLOYMENT AGREEMENT